EXHIBIT 15

August 1, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, D.C.  20549

Commissioners:

We are aware that our report dated August 1, 2013 on our review of interim financial information of 3M Company and its subsidiaries for the three and six month period ended June 30, 2013 and 2012 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2013 is incorporated by reference in its Registration Statements on Form S-8 (Registration Nos. 333-30689, 333-30691, 333-44760, 333-73192, 333-101727, 333-101751, 333-109282, 333-128251, 333-130150, 333-151039, 333-156626, 333-156627, 333-166908, 333-174562, 333-181269, and 333-181270) and Form S-3 (Registration Nos. 33-48089, 333-42660, 333-109211, and 333-176082).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP